Exhibit 99.1 Press Release For Immediate Release

INDEPENDENT BANK GROUP, INC. REPORTS SECOND QUARTER FINANCIAL RESULTS AND DECLARES QUARTERLY DIVIDEND

July 24, 2024
McKINNEY, Texas, July 24, 2024 -- Independent Bank Group, Inc. (NASDAQ: IBTX) today announced net loss of $493.5 million, or $11.89 per diluted share, for the quarter ended June 30, 2024, which was significantly impacted by $518.0 million of goodwill impairment recognized as a result of the Company's stock price trading below book value and the announced merger with SouthState Corporation. Goodwill impairment is a non-cash charge and has no impact on cash flows, liquidity, (non-GAAP) tangible equity, or regulatory capital. Excluding the goodwill impairment charge and other non-recurring items, adjusted (non-GAAP) net income for the quarter ended June 30, 2024 was $24.9 million, or $0.60 per diluted share.
The Company also announced that its Board of Directors declared a quarterly cash dividend of $0.38 per share of common stock. The dividend will be payable on August 19, 2024 to stockholders of record as of the close of business on August 5, 2024.
Highlights
•Pending acquisition by SouthState Corporation announced on May 20, 2024
•Net interest margin expanded by 5 basis points to 2.47% compared to 2.42% in linked quarter
•Loan yields expanded by 10 basis points to 6.03%
•Continued healthy credit metrics with nonperforming asset ratio of 0.35% and last twelve months' net charge-off to average total loans ratio of 0.03%
•Total capital ratio grew by 7 basis points to 11.75%, and (non-GAAP) tangible common equity (TCE) ratio grew by 10 basis points to 7.72%
“During the quarter, we were pleased to see the anticipated expansion of our net interest margin as increases in loan yields began to outpace deposit cost pressures. We are encouraged by strong economic tailwinds across Texas and Colorado. Importantly, our loan portfolio remains bolstered by resilient credit quality across product types,” said Independent Bank Group Chairman & CEO David R. Brooks. “We look forward to remaining disciplined and focused on the execution of all our key strategic initiatives as we work toward the completion of our pending merger with SouthState Corporation. We are very excited to join SouthState, a company whose culture, business model, and credit discipline matches ours.”

Second Quarter 2024 Balance Sheet Highlights
Loans
•Total loans held for investment, excluding mortgage warehouse purchase loans, were $14.0 billion at June 30, 2024 compared to $14.1 billion at March 31, 2024 and $13.6 billion at June 30, 2023. Loans held for investment, excluding mortgage warehouse purchase loans, decreased $72.1 million, or 2.1% on an annualized basis, during second quarter 2024.
•Average mortgage warehouse purchase loans were $538.5 million for the quarter ended June 30, 2024 compared to $455.7 million for the quarter ended March 31, 2024, and $413.2 million for the quarter ended June 30, 2023, an increase of $82.8 million, or 18.2% from the linked quarter and an increase of $125.3 million, or 30.3% year over year.
Asset Quality
•Nonperforming assets totaled $64.9 million, or 0.35% of total assets at June 30, 2024, compared to $65.1 million or 0.34% of total assets at March 31, 2024, and $60.5 million, or 0.32% of total assets at June 30, 2023.
•Nonperforming loans totaled $56.1 million, or 0.40% of total loans held for investment at June 30, 2024, compared to $56.3 million, or 0.40% at March 31, 2024 and $37.9 million, or 0.28% at June 30, 2023.
•The decrease in nonperforming loans for the linked quarter was primarily due to $906 thousand in charge-offs on one commercial relationship offset by individually insignificant net additions of nonperforming loans. The year over year period reflects $18.2 million in net additions primarily related to a $13.0 million commercial real estate loan added to nonaccrual in fourth quarter 2023 and a $2.0 million commercial relationship added in first quarter 2024.
•The changes in nonperforming assets for the linked quarter and prior year reflects the nonperforming loan changes discussed above. In addition, the prior year change also includes reductions of $13.8 million in other real estate owned.
•Net charge-offs were 0.10% annualized in the second quarter 2024 compared to 0.00% annualized in the linked quarter and (0.03)% annualized in the prior year quarter. The elevated level of charge-offs in second quarter 2024 was due primarily to the commercial relationship mentioned above as well as charge-offs totaling $2.6 million related to a single-family construction relationship.
Deposits, Borrowings and Liquidity
•Total deposits were $15.8 billion at June 30, 2024 compared to $15.7 billion at March 31, 2024 and $14.9 billion at June 30, 2023.
•Total borrowings (other than junior subordinated debentures) were $427.1 million at June 30, 2024, a decrease of $69.8 million from March 31, 2024 and a decrease of $753.1 million from June 30, 2023. The linked quarter change reflects the payoff of a $70.0 million BTFP advance. The year over year change primarily reflects reductions of $875.0 million in short-term FHLB advances and $33.8 million in line of credit borrowings, offset by a $155.0 million BTFP advance taken in first quarter 2024.
Capital
•The Company continues to be well capitalized under regulatory guidelines. At June 30, 2024, the estimated common equity Tier 1 to risk-weighted assets, Tier 1 capital to average assets, Tier 1 capital to risk-weighted assets and total capital to risk-weighted asset ratios were 9.69%, 8.76%, 10.03% and 11.75%, respectively, compared to 9.60%, 8.91%, 9.94%, and 11.68%, respectively, at March 31, 2024 and 9.78%, 8.92%, 10.13%, and 11.95%, respectively at June 30, 2023.

Second Quarter 2024 Operating Results
Net Interest Income
•Net interest income was $105.1 million for second quarter 2024 compared to $113.6 million for second quarter 2023 and $103.0 million for first quarter 2024. The decrease from the prior year was primarily due to the increased funding costs on our deposit products, including brokered deposits due to the interest rate environment over the period offset to a lesser extent by increased earnings on average loan balances. The increase from the linked quarter was primarily due to increased earnings on loans offset to a lesser extent by increased deposit funding costs for the quarter. The second quarter 2024 includes $1.0 million in acquired loan accretion compared to $870 thousand in second quarter 2023 and $753 thousand in first quarter 2024.
•The average balance of total interest-earning assets grew by $298.6 million and totaled $17.1 billion for the quarter ended June 30, 2024 compared to $16.8 billion for the quarter ended June 30, 2023 and decreased minimally by $9.9 million from $17.1 billion for the quarter ended March 31, 2024. The increase from the prior year is primarily due to an increase in average loans of $608.0 million due to organic growth primarily occurring in the second half of 2023 offset by decreases in average securities and interest-bearing cash balances.
•The yield on interest-earning assets was 5.62% for second quarter 2024 compared to 5.14% for second quarter 2023 and 5.53% for first quarter 2024. The increase in asset yield compared to the prior year and linked quarter is primarily a result of increases in the benchmark rates over the last year. The average loan yield, net of acquired loan accretion was 6.00% for the current quarter, compared to 5.51% for prior year quarter and 5.91% for the linked quarter.
•The cost of interest-bearing liabilities, including borrowings, was 4.16% for second quarter 2024 compared to 3.37% for second quarter 2023 and 4.11% for first quarter 2024. The increase from the prior year is reflective of higher funding costs, primarily on deposit products as a result of Fed Funds rate increases in 2023 offset by decreased costs on FHLB advances, primarily due to lower holdings based on liquidity needs resulting in a shift in funding sources during the year-over-year period. The linked quarter change also reflects a slight increase in funding costs on deposits. Both period funding costs were negatively impacted by the shift from non-interest bearing deposits into interest-bearing products as well as an increase in higher cost brokered deposits for the respective periods.
•The net interest margin was 2.47% for second quarter 2024 compared to 2.71% for second quarter 2023 and 2.42% for first quarter 2024. The net interest margin excluding acquired loan accretion was 2.45% for second quarter 2024 compared to 2.69% for second quarter 2023 and 2.40% for first quarter 2024. The decrease in net interest margin from the prior year was primarily due to the increased funding costs on deposits, offset by a reduction in funding costs on FHLB advances and higher earnings on loans due to organic growth and rate increases for the respective periods. The linked quarter change positively reflects the increased rates earned on fixed rate loans, which have reset at a faster pace than the offsetting increase in deposit funding costs for the quarter.
Noninterest Income
•Total noninterest income decreased $662 thousand compared to second quarter 2023 and increased $563 thousand compared to first quarter 2024.
•The decrease from the prior year quarter primarily reflects a $708 thousand decrease in mortgage banking revenue due to lower volumes resulting from rate increases for the year over year period.
•The increase from the linked quarter primarily reflects a $469 thousand increase in other noninterest income, comprised of net increases in various miscellaneous income streams.
Noninterest Expense
•Total noninterest expense increased $521.2 million compared to second quarter 2023 and increased $518.4 million compared to first quarter 2024. Adjusted noninterest expense (non-GAAP) increased $2.7 million compared to second quarter 2023 and $1.2 million compared to first quarter 2024. As previously explained, a goodwill impairment charge of $518.0 million was recognized in second quarter 2024, in addition to $2.3 million in merger-related expenses and a $645 thousand credit true-up to the additional FDIC special assessment accrued in first quarter 2024.
•As a result of entering into a merger agreement with SouthState Corporation along with continued stock price volatility in the banking sector during the quarter, the Company determined such events triggered an interim goodwill assessment. As required by GAAP, the Company recorded impairment to goodwill as its estimated fair value of equity, which is equal to the implied valuation of the merger transaction based upon the conversion ratio to SouthState’s stock price, was less than book value as of June 30, 2024.

•The increase in adjusted noninterest expense (non-GAAP) in second quarter 2024 compared to the prior year is due primarily to increases of $2.1 million in salaries and benefits and $620 thousand in other noninterest expense offset by a $484 thousand decrease in professional fees.
•The increase from the linked quarter primarily reflects increases of $1.7 million in salaries and benefits expense and $820 thousand in other noninterest expense offset by decreases of $586 thousand in FDIC assessment, as adjusted, and $508 thousand in professional fees.
•The increase in salaries and benefits from the prior year is due primarily to $2.9 million higher combined salaries and bonus expenses compared to the prior year quarter offset by $386 thousand in lower contract labor costs and $670 thousand in lower employee insurance expenses. The linked quarter change reflects higher salaries, bonus and stock amortization expenses of $3.1 million due to a full quarter of salary increases and equity compensation expenses granted as part of the merit process that occurred in mid first quarter, offset by $859 thousand in lower employee insurance costs and $491 thousand lower payroll taxes, which are seasonably higher in the first quarter.
•The decrease in professional fees from the prior year and linked quarter was primarily due to lower consulting fees due to less active projects and lower audit and tax-related expenses.
•The increase in other noninterest expense from the prior year and linked quarter was primarily due to operational losses related to increased check and debit card fraud. The decrease in adjusted FDIC assessment compared to the linked quarter was due to improvements in the quarterly assessment's liquidity stress rates.
Provision for Credit Losses
•The Company recorded zero provision for credit losses for second quarter 2024, compared to provision expense of $220 thousand for second quarter 2023 and provision reversal of $3.2 million for the linked quarter. Provision expense (reversal) during a given period is generally dependent on changes in various factors, including economic conditions, credit quality and past due trends, as well as loan growth or decline and charge-offs or specific credit loss allocations taken during the respective period.
•The allowance for credit losses on loans was $145.3 million, or 1.04% of total loans held for investment, net of mortgage warehouse purchase loans, at June 30, 2024, compared to $147.8 million, or 1.08% at June 30, 2023 and compared to $148.4 million, or 1.06% at March 31, 2024.
•The allowance for credit losses on off-balance sheet exposures was $3.5 million at June 30, 2024 compared to $4.9 million at June 30, 2023, compared to $4.1 million at March 31, 2024. Changes in the allowance for unfunded commitments are generally driven by the remaining unfunded amount and the expected utilization rate of a given loan segment.
Income Taxes
•Federal income tax expense of $5.1 million was recorded for the second quarter 2024, an effective rate of (1.0)% compared to federal tax expense of $8.7 million and an effective rate of 20.8% for the prior year quarter and income tax expense of $6.5 million and an effective rate of 21.2% for the linked quarter. The decrease in the effective tax rate from the linked quarter was predominately due to the goodwill impairment charge, of which $512.4 million is not deductible for tax purposes. Excluding the goodwill impairment and other non-deductible expenses, the estimated tax rate for the second quarter is 20.5%.

Subsequent Events
The Company is required, under generally accepted accounting principles, to evaluate subsequent events through the filing of its consolidated financial statements for the quarter ended June 30, 2024 on Form 10-Q. As a result, the Company will continue to evaluate the impact of any subsequent events on critical accounting assumptions and estimates made as of June 30, 2024 and will adjust amounts preliminarily reported, if necessary.
About Independent Bank Group, Inc.
Independent Bank Group, Inc. is a bank holding company headquartered in McKinney, Texas. Through its wholly owned subsidiary, Independent Bank, doing business as Independent Financial, Independent Bank Group serves customers across Texas and Colorado with a wide range of relationship-driven banking services tailored to meet the needs of businesses, professionals and individuals. Independent Bank Group, Inc. operates in four market regions located in the Dallas/Fort Worth, Austin and Houston areas in Texas and the Colorado Front Range area, including Denver, Colorado Springs and Fort Collins.
Forward-Looking Statements
From time to time the Company’s comments and releases may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to risks and uncertainties and are made pursuant to the safe harbor provisions of Section 27A of the Securities Act, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and other related federal security laws. Forward-looking statements include information about the Company’s possible or assumed future results of operations, including its future revenues, income, expenses, provision for taxes, effective tax rate, earnings (loss) per share and cash flows, its future capital expenditures and dividends, its future financial condition and changes therein, including changes in the Company’s loan portfolio and allowance for credit losses, the Company’s future capital structure or changes therein, the plan and objectives of management for future operations, the Company’s future or proposed acquisitions, the future or expected effect of acquisitions on the Company’s operations, results of operations and financial condition, the Company’s future economic performance and the statements of the assumptions underlying any such statement. Such statements are typically, but not exclusively, identified by the use in the statements of words or phrases such as “aim,” “anticipate,” “estimate,” “expect,” “goal,” “guidance,” “intend,” “is anticipated,” “is estimated,” “is expected,” “is intended,” “objective,” “plan,” “projected,” “projection,” “will affect,” “will be,” “will continue,” “will decrease,” “will grow,” “will impact,” “will increase,” “will incur,” “will reduce,” “will remain,” “will result,” “would be,” variations of such words or phrases (including where the word “could,” “may” or “would” is used rather than the word “will” in a phrase) and similar words and phrases indicating that the statement addresses some future result, occurrence, plan or objective. The forward-looking statements that the Company makes are based on its current expectations and assumptions regarding its business, the economy, and other future conditions. Because forward-looking statements relate to future results and occurrences, they are subject to inherent uncertainties, risks, and changes in circumstances that are difficult to predict. The Company’s actual results may differ materially from those contemplated by the forward looking statements, which are neither statements of historical fact nor guarantees or assurances of future performance. Many possible events or factors could affect the Company’s future financial results and performance and could cause those results or performance to differ materially from those expressed in the forward-looking statements. These possible events or factors include, but are not limited to: 1) the Company’s ability to sustain its current internal growth rate and total growth rate; 2) changes in geopolitical, business and economic events, occurrences and conditions, including changes in rates of inflation or deflation, nationally, regionally and in the Company’s target markets, particularly in Texas and Colorado; 3) worsening business and economic conditions nationally, regionally and in the Company’s target markets, particularly in Texas and Colorado, and the geographic areas in those states in which the Company operates; 4) the Company’s dependence on its management team and its ability to attract, motivate and retain qualified personnel; 5) the concentration of the Company’s business within its geographic areas of operation in Texas and Colorado; 6) changes in asset quality, including increases in default rates on loans and higher levels of nonperforming loans and loan charge-offs generally; 7) concentration of the loan portfolio of Independent Financial, before and after the completion of acquisitions of financial institutions, in commercial and residential real estate loans and changes in the prices, values and sales volumes of commercial and residential real estate; 8) the ability of Independent Financial to make loans with acceptable net interest margins and levels of risk of repayment and to otherwise invest in assets at acceptable yields and that present acceptable investment risks; 9) inaccuracy of the assumptions and estimates that the managements of the Company and the financial institutions that the Company acquires make in establishing reserves for credit losses and other estimates generally; 10) lack of liquidity, including as a result of a reduction in the amount of sources of liquidity the Company currently has; 11) material increases or decreases in the amount of insured and/or uninsured deposits held by Independent Financial or other financial institutions that the Company acquires and the cost of those deposits; 12) the Company’s access to the debt and equity markets and the overall cost of funding its operations; 13) regulatory requirements to maintain minimum capital levels or maintenance of capital at levels sufficient to support the Company’s anticipated growth;

14) changes in market interest rates that affect the pricing of the loans and deposits of each of Independent Financial and the financial institutions that the Company acquires and that affect the net interest income, other future cash flows, or the market value of the assets of each of Independent Financial and the financial institutions that the Company acquires, including investment securities; 15) fluctuations in the market value and liquidity of the securities the Company holds for sale, including as a result of changes in market interest rates; 16) effects of competition from a wide variety of local, regional, national and other providers of financial, investment and insurance services; 17) changes in economic and market conditions, that affect the amount and value of the assets of Independent Financial and of financial institutions that the Company acquires; 18) the institution and outcome of, and costs associated with, litigation and other legal proceedings against one or more of the Company, Independent Financial and financial institutions that the Company acquired or will acquire or to which any of such entities is subject; 19) the occurrence of market conditions adversely affecting the financial industry generally; 20) the impact of recent and future legislative regulatory changes, including changes in banking, securities, and tax laws and regulations and their application by the Company’s regulators, and changes in federal government policies, as well as regulatory requirements applicable to, and resulting from regulatory supervision of, the Company and Independent Financial as a financial institution with total assets greater than $10 billion; 21) changes in accounting policies, practices, principles and guidelines, as may be adopted by the bank regulatory agencies, the Financial Accounting Standards Board, the SEC and the Public Company Accounting Oversight Board, as the case may be; 22) governmental monetary and fiscal policies; 23) changes in the scope and cost of FDIC insurance and other coverage; 24) the effects of war or other conflicts, including, but not limited to, the conflicts between Russia and the Ukraine and Israel and Hamas, acts of terrorism (including cyberattacks) or other catastrophic events, including natural disasters such as storms, droughts, tornadoes, hurricanes and flooding, that may affect general economic conditions; 25) the Company’s actual cost savings resulting from previous or future acquisitions are less than expected, the Company is unable to realize those cost savings as soon as expected, or the Company incurs additional or unexpected costs; 26) the Company’s revenues after previous or future acquisitions are less than expected; 27) the liquidity of, and changes in the amounts and sources of liquidity available to the Company, before and after the acquisition of any financial institutions that the Company acquires; 28) deposit attrition, operating costs, customer loss and business disruption before and after the Company completed acquisitions, including, without limitation, difficulties in maintaining relationships with employees, may be greater than the Company expected; 29) the effects of the combination of the operations of financial institutions that the Company has acquired in the recent past or may acquire in the future with the Company’s operations and the operations of Independent Financial, the effects of the integration of such operations being unsuccessful, and the effects of such integration being more difficult, time consuming, or costly than expected or not yielding the cost savings the Company expects; 30) the impact of investments that the Company or Independent Financial may have made or may make and the changes in the value of those investments; 31) the quality of the assets of financial institutions and companies that the Company has acquired in the recent past or may acquire in the future being different than it determined or determine in its due diligence investigation in connection with the acquisition of such financial institutions and any inadequacy of credit loss reserves relating to, and exposure to unrecoverable losses on, loans acquired; 32) the Company’s ability to continue to identify acquisition targets and successfully acquire desirable financial institutions to sustain its growth, to expand its presence in the Company’s markets and to enter new markets; 33) changes in general business and economic conditions in the markets in which the Company currently operates and may operate in the future; 34) changes occur in business conditions and inflation generally; 35) an increase in the rate of personal or commercial customers’ bankruptcies generally; 36) technology-related changes are harder to make or are more expensive than expected; 37) attacks on the security of, and breaches of, the Company's and Independent Financial's digital infrastructure or information systems, the costs the Company or Independent Financial incur to provide security against such attacks and any costs and liability the Company or Independent Financial incurs in connection with any breach of those systems; 38) the potential impact of climate change and related government regulation on the Company and its customers; 39) the potential impact of technology and “FinTech” entities on the banking industry generally; 40) other economic, competitive, governmental, regulatory, technological and geopolitical factors affecting the Company's operations, pricing and services; 41) the possibility that the Company’s pending merger with SouthState Corporation (the “Merger”) does not close when expected or at all because required regulatory, shareholder or other approvals and other conditions to closing are not received or satisfied on a timely basis or at all (and the risk that such approvals may result in the imposition of conditions that could adversely affect the combined company or the expected benefits of the Merger); 42) the risk that the benefits from the Merger may not be fully realized or may take longer to realize than expected; 43) the risk of disruption to the parties’ businesses as a result of the announcement and pendency of the Merger; 44) the possibility that the Merger may be more expensive to complete than anticipated, including as a result of unexpected factors or events; and 45) the other factors that are described or referenced in Part I, Item 1A, of the Company’s Annual Report on Form 10-K filed with the SEC on February 20, 2024, the Company’s Quarterly Reports on Form 10-Q, in each case under the caption “Risk Factors;” and The Company urges you to consider all of these risks, uncertainties and other factors carefully in evaluating all such forward-looking statements made by the Company. As a result of these and other matters, including changes in facts, assumptions not being realized or other factors, the actual results relating to the subject matter of any forward-looking statement may differ materially from the anticipated results expressed or implied in that forward-looking statement. Any forward-looking statement made in this filing or made by the Company in any report, filing, document or information incorporated by reference in this filing, speaks only as of the date on which it is made. The Company undertakes no obligation to update any such forward-

looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law. A forward-looking statement may include a statement of the assumptions or bases underlying the forward-looking statement. The Company believes that these assumptions or bases have been chosen in good faith and that they are reasonable. However, the Company cautions you that assumptions as to future occurrences or results almost always vary from actual future occurrences or results, and the differences between assumptions and actual occurrences and results can be material. Therefore, the Company cautions you not to place undue reliance on the forward-looking statements contained in this filing or incorporated by reference herein.
Non-GAAP Financial Measures
In addition to results presented in accordance with GAAP, this press release contains certain non-GAAP financial measures. These measures and ratios include “adjusted net income,” “adjusted earnings,” “tangible book value,” “tangible book value per common share,” “adjusted efficiency ratio,” “tangible common equity to tangible assets,” “adjusted net interest margin,” “return on tangible equity,” “adjusted return on average assets” and “adjusted return on average equity” and are supplemental measures that are not required by, or are not presented in accordance with, accounting principles generally accepted in the United States. We consider the use of select non-GAAP financial measures and ratios to be useful for financial operational decision making and useful in evaluating period-to-period comparisons. We believe that these non-GAAP financial measures provide meaningful supplemental information regarding our performance by excluding certain expenditures or assets that we believe are not indicative of our primary business operating results. We believe that management and investors benefit from referring to these non-GAAP financial measures in assessing our performance and when planning, forecasting, analyzing and comparing past, present and future periods.
We believe that these measures provide useful information to management and investors that is supplementary to our financial condition, results of operations and cash flows computed in accordance with GAAP; however we acknowledge that our financial measures have a number of limitations relative to GAAP financial measures. Certain non-GAAP financial measures exclude items of income, expenditures, expenses, assets, or liabilities, including provisions for credit losses and the effect of goodwill, other intangible assets and income from accretion on acquired loans arising from purchase accounting adjustments, that we believe cause certain aspects of our results of operations or financial condition to be not indicative of our primary operating results. All of these items significantly impact our financial statements. Additionally, the items that we exclude in our adjustments are not necessarily consistent with the items that our peers may exclude from their results of operations and key financial measures and therefore may limit the comparability of similarly named financial measures and ratios. We compensate for these limitations by providing the equivalent GAAP measures whenever we present the non-GAAP financial measures and by including a reconciliation of the impact of the components adjusted for in the non-GAAP financial measure so that both measures and the individual components may be considered when analyzing our performance.
A reconciliation of our non-GAAP financial measures to the comparable GAAP financial measures is included at the end of the financial statements tables.
CONTACTS:

Analysts/Investors:

Paul Langdale Executive Vice President, Chief Financial Officer (972) 562-9004 Paul.Langdale@ifinancial.com
Media:

Wendi Costlow Executive Vice President, Chief Marketing Officer (972) 562-9004 Wendi.Costlow@ifinancial.com
Source: Independent Bank Group, Inc.

Independent Bank Group, Inc. and Subsidiaries
Consolidated Financial Data
Three Months Ended June 30, 2024, March 31, 2024, December 31, 2023, September 30, 2023 and June 30, 2023
(Dollars in thousands, except for share data)
(Unaudited)

	As of and for the Quarter Ended
	June 30, 2024	March 31, 2024	December 31, 2023	September 30, 2023	June 30, 2023
Selected Income Statement Data
Interest income	$239,085	$235,205	$232,522	$222,744	$215,294
Interest expense	133,937	132,174	126,217	113,695	101,687
Net interest income	105,148	103,031	106,305	109,049	113,607
Provision for credit losses	—	(3,200)	3,480	340	220
Net interest income after provision for credit losses	105,148	106,231	102,825	108,709	113,387
Noninterest income	13,433	12,870	10,614	13,646	14,095
Noninterest expense	606,911	88,473	95,125	81,334	85,705
Income tax expense	5,125	6,478	3,455	8,246	8,700
Net (loss) income	(493,455)	24,150	14,859	32,775	33,077
Adjusted net income (1)	24,884	26,001	25,509	32,624	33,726

Per Share Data (Common Stock)
Earnings (loss):
Basic	$(11.93)	$0.58	$0.36	$0.79	$0.80
Diluted	(11.89)	0.58	0.36	0.79	0.80
Adjusted earnings:
Basic (1)	0.60	0.63	0.62	0.79	0.82
Diluted (1)	0.60	0.63	0.62	0.79	0.82
Dividends	0.38	0.38	0.38	0.38	0.38
Book value	45.85	58.02	58.20	56.49	57.00
Tangible book value (1)	33.27	32.85	32.90	31.11	31.55
Common shares outstanding	41,376,169	41,377,745	41,281,919	41,284,003	41,279,460
Weighted average basic shares outstanding (2)	41,377,917	41,322,744	41,283,041	41,284,964	41,280,312
Weighted average diluted shares outstanding (2)	41,488,442	41,432,042	41,388,564	41,381,034	41,365,275

Selected Period End Balance Sheet Data
Total assets	$18,359,162	$18,871,452	$19,035,102	$18,519,872	$18,719,802
Cash and cash equivalents	770,749	729,998	721,989	711,709	902,882
Securities available for sale	1,494,470	1,543,247	1,593,751	1,545,904	1,637,682
Securities held to maturity	204,319	204,776	205,232	205,689	206,146
Loans, held for sale	12,012	21,299	16,420	18,068	18,624
Loans, held for investment (3)	13,988,169	14,059,277	14,160,853	13,781,102	13,628,025
Mortgage warehouse purchase loans	633,654	554,616	549,689	442,302	491,090
Allowance for credit losses on loans	145,323	148,437	151,861	148,249	147,804
Goodwill and other intangible assets	520,553	1,041,506	1,044,581	1,047,687	1,050,798
Other real estate owned	8,685	8,685	9,490	22,505	22,505
Noninterest-bearing deposits	3,378,493	3,300,773	3,530,704	3,703,784	3,905,492
Interest-bearing deposits	12,464,183	12,370,942	12,192,331	11,637,185	10,968,014
Borrowings (other than junior subordinated debentures)	427,129	496,975	621,821	546,666	1,180,262
Junior subordinated debentures	54,717	54,667	54,617	54,568	54,518
Total stockholders' equity	1,897,083	2,400,807	2,402,593	2,332,098	2,353,042

Independent Bank Group, Inc. and Subsidiaries
Consolidated Financial Data
Three Months Ended June 30, 2024, March 31, 2024, December 31, 2023, September 30, 2023 and June 30, 2023
(Dollars in thousands, except for share data)
(Unaudited)

	As of and for the Quarter Ended
	June 30, 2024	March 31, 2024	December 31, 2023	September 30, 2023	June 30, 2023
Selected Performance Metrics
Return on average assets	(10.55)%	0.51%	0.31%	0.70%	0.71%
Return on average equity	(87.53)	4.05	2.51	5.51	5.62
Return on tangible equity (4)	(146.65)	7.16	4.54	9.92	10.14
Adjusted return on average assets (1)	0.53	0.55	0.54	0.70	0.73
Adjusted return on average equity (1)	4.41	4.36	4.32	5.48	5.73
Adjusted return on tangible equity (1) (4)	7.40	7.71	7.79	9.87	10.34
Net interest margin	2.47	2.42	2.49	2.60	2.71
Efficiency ratio (5)	509.32	73.68	78.70	63.75	64.68
Adjusted efficiency ratio (1) (5)	71.09	71.63	67.96	63.84	63.93

Credit Quality Ratios (3) (6)
Nonperforming assets to total assets	0.35%	0.34%	0.32%	0.33%	0.32%
Nonperforming loans to total loans held for investment	0.40	0.40	0.37	0.28	0.28
Nonperforming assets to total loans held for investment and other real estate	0.46	0.46	0.43	0.44	0.44
Allowance for credit losses on loans to nonperforming loans	258.83	263.85	293.17	385.81	389.84
Allowance for credit losses to total loans held for investment	1.04	1.06	1.07	1.08	1.08
Net charge-offs (recoveries) to average loans outstanding (annualized)	0.10	—	0.01	0.01	(0.03)

Capital Ratios
Estimated common equity Tier 1 capital to risk-weighted assets	9.69%	9.60%	9.58%	9.86%	9.78%
Estimated tier 1 capital to average assets	8.76	8.91	8.94	9.09	8.92
Estimated tier 1 capital to risk-weighted assets	10.03	9.94	9.93	10.21	10.13
Estimated total capital to risk-weighted assets	11.75	11.68	11.57	11.89	11.95
Total stockholders' equity to total assets	10.33	12.72	12.62	12.59	12.57
Tangible common equity to tangible assets (1)	7.72	7.62	7.55	7.35	7.37
____________
(1) Non-GAAP financial measure. See reconciliation.
(2) Total number of shares includes participating shares (those with dividend rights).
(3) Loans held for investment excludes mortgage warehouse purchase loans.
(4) Non-GAAP financial measure. Excludes average balance of goodwill and net other intangible assets.
(5) Efficiency ratio excludes amortization of other intangible assets. See reconciliation of Non-GAAP financial measures.
(6) Credit metrics - Nonperforming assets, which consist of nonperforming loans, OREO and other repossessed assets, totaled $64,946, $65,057, $61,404, $61,044 and $60,533, respectively. Nonperforming loans, which consists of nonaccrual loans and loans delinquent 90 days and still accruing interest totaled $56,147, $56,258, $51,800, $38,425 and $37,914, respectively.

Independent Bank Group, Inc. and Subsidiaries
Consolidated Statements of Income (Loss)
Three and Six Months Ended June 30, 2024 and 2023
(Dollars in thousands)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
Interest income:
Interest and fees on loans	$219,291	$193,612	$434,802	$377,906
Interest on taxable securities	8,032	7,791	15,677	15,649
Interest on nontaxable securities	2,524	2,586	5,042	5,189
Interest on interest-bearing deposits and other	9,238	11,305	18,769	17,726
Total interest income	239,085	215,294	474,290	416,470
Interest expense:
Interest on deposits	125,248	78,144	247,758	140,405
Interest on FHLB advances	1,750	18,025	4,605	23,849
Interest on other borrowings	5,716	4,361	11,298	8,440
Interest on junior subordinated debentures	1,223	1,157	2,450	2,247
Total interest expense	133,937	101,687	266,111	174,941
Net interest income	105,148	113,607	208,179	241,529
Provision for credit losses	—	220	(3,200)	310
Net interest income after provision for credit losses	105,148	113,387	211,379	241,219
Noninterest income:
Service charges on deposit accounts	3,586	3,519	7,186	6,868
Investment management fees	2,813	2,444	5,457	4,745
Mortgage banking revenue	1,540	2,248	3,175	3,872
Mortgage warehouse purchase program fees	655	535	1,195	859
(Loss) gain on sale of loans	—	(7)	74	(7)
Gain on sale of other real estate	—	—	13	—
(Loss) gain on sale and disposal of premises and equipment	(11)	354	(11)	401
Increase in cash surrender value of BOLI	1,572	1,410	3,127	2,787
Other	3,278	3,592	6,087	7,324
Total noninterest income	13,433	14,095	26,303	26,849
Noninterest expense:
Salaries and employee benefits	49,060	46,940	96,393	93,215
Occupancy	12,076	11,640	24,625	23,199
Communications and technology	7,676	7,196	15,361	14,286
FDIC assessment	2,816	3,806	8,958	6,518
Advertising and public relations	853	1,004	1,268	1,608
Other real estate owned (income) expenses, net	(37)	(185)	28	(229)
Impairment of other real estate	—	1,000	345	2,200
Amortization of other intangible assets	2,953	3,111	6,028	6,222
Litigation settlement	—	—	—	102,500
Professional fees	1,301	1,785	3,110	4,850
Acquisition expense, including legal	2,338	—	2,338	—
Goodwill impairment	518,000	—	518,000	—
Other	9,875	9,408	18,930	20,716
Total noninterest expense	606,911	85,705	695,384	275,085
(Loss) income before taxes	(488,330)	41,777	(457,702)	(7,017)
Income tax expense (benefit)	5,125	8,700	11,603	(2,584)
Net (loss) income	$(493,455)	$33,077	$(469,305)	$(4,433)

Independent Bank Group, Inc. and Subsidiaries
Consolidated Balance Sheets
As of June 30, 2024 and December 31, 2023
(Dollars in thousands)
(Unaudited)

	June 30,	December 31,
Assets	2024	2023
Cash and due from banks	$93,978	$98,396
Interest-bearing deposits in other banks	676,771	623,593
Cash and cash equivalents	770,749	721,989
Certificates of deposit held in other banks	248	248
Securities available for sale, at fair value	1,494,470	1,593,751
Securities held to maturity, net of allowance for credit losses of $0 and $0, respectively, fair value of $165,869 and $170,997, respectively	204,319	205,232
Loans held for sale (includes $8,268 and $12,016 carried at fair value, respectively)	12,012	16,420
Loans, net of allowance for credit losses of $145,323 and $151,861, respectively	14,476,500	14,558,681
Premises and equipment, net	351,694	355,833
Other real estate owned	8,685	9,490
Federal Home Loan Bank (FHLB) of Dallas stock and other restricted stock	14,253	34,915
Bank-owned life insurance (BOLI)	248,624	245,497
Deferred tax asset	84,769	92,665
Goodwill	476,021	994,021
Other intangible assets, net	44,532	50,560
Other assets	172,286	155,800
Total assets	$18,359,162	$19,035,102

Liabilities and Stockholders’ Equity
Deposits:
Noninterest-bearing	$3,378,493	$3,530,704
Interest-bearing	12,464,183	12,192,331
Total deposits	15,842,676	15,723,035
FHLB advances	—	350,000
Other borrowings	427,129	271,821
Junior subordinated debentures	54,717	54,617
Other liabilities	137,557	233,036
Total liabilities	16,462,079	16,632,509
Commitments and contingencies	—	—
Stockholders’ equity:
Preferred stock (0 and 0 shares outstanding, respectively)	—	—
Common stock (41,376,169 and 41,281,919 shares outstanding, respectively)	414	413
Additional paid-in capital	1,972,019	1,966,686
Retained earnings	114,763	616,724
Accumulated other comprehensive loss	(190,113)	(181,230)
Total stockholders’ equity	1,897,083	2,402,593
Total liabilities and stockholders’ equity	$18,359,162	$19,035,102

Independent Bank Group, Inc. and Subsidiaries
Consolidated Average Balance Sheet Amounts, Interest Earned and Yield Analysis
Three Months Ended June 30, 2024 and 2023
(Dollars in thousands)
(Unaudited)

The analysis below shows average interest-earning assets and interest-bearing liabilities together with the average yield on the interest-earning assets and the average cost of the interest-bearing liabilities for the periods presented.

	Three Months Ended June 30,
	2024			2023
	Average Outstanding Balance	Interest	Yield/ Rate (4)	Average Outstanding Balance	Interest	Yield/ Rate (4)
Interest-earning assets:
Loans (1)	$14,635,773	$219,291	6.03%	$14,027,773	$193,612	5.54%
Taxable securities	1,385,384	8,032	2.33	1,456,873	7,791	2.14
Nontaxable securities	392,178	2,524	2.59	418,575	2,586	2.48
Interest-bearing deposits and other	682,216	9,238	5.45	893,752	11,305	5.07
Total interest-earning assets	17,095,551	239,085	5.62	16,796,973	215,294	5.14
Noninterest-earning assets	1,708,326			1,855,477
Total assets	$18,803,877			$18,652,450
Interest-bearing liabilities:
Checking accounts	$5,446,233	$49,661	3.67%	$5,646,603	$41,943	2.98%
Savings accounts	514,419	225	0.18	638,292	83	0.05
Money market accounts	2,020,883	21,072	4.19	1,421,920	11,012	3.11
Certificates of deposit	4,349,560	54,290	5.02	2,614,849	25,106	3.85
Total deposits	12,331,095	125,248	4.09	10,321,664	78,144	3.04
FHLB advances	128,571	1,750	5.47	1,412,637	18,025	5.12
Other borrowings - short-term	200,243	2,646	5.31	74,643	1,291	6.94
Other borrowings - long-term	238,325	3,070	5.18	237,708	3,070	5.18
Junior subordinated debentures	54,699	1,223	8.99	54,501	1,157	8.51
Total interest-bearing liabilities	12,952,933	133,937	4.16	12,101,153	101,687	3.37
Noninterest-bearing demand accounts	3,334,724			3,979,818
Noninterest-bearing liabilities	248,931			211,253
Stockholders’ equity	2,267,289			2,360,226
Total liabilities and equity	$18,803,877			$18,652,450
Net interest income		$105,148			$113,607
Interest rate spread			1.46%			1.77%
Net interest margin (2)			2.47			2.71
Net interest income and margin (tax equivalent basis) (3)		$106,223	2.50		$114,642	2.74
Average interest-earning assets to interest-bearing liabilities			131.98			138.80
____________
(1) Average loan balances include nonaccrual loans.
(2) Net interest margins for the periods presented represent: (i) the difference between interest income on interest-earning assets and the interest expense on interest-bearing liabilities, divided by (ii) average interest-earning assets for the period.
(3) A tax-equivalent adjustment has been computed using a federal income tax rate of 21%.
(4) Yield and rates for the three month periods are annualized.

Independent Bank Group, Inc. and Subsidiaries
Consolidated Average Balance Sheet Amounts, Interest Earned and Yield Analysis
Six Months Ended June 30, 2024 and 2023
(Dollars in thousands)
(Unaudited)

The analysis below shows average interest-earning assets and interest-bearing liabilities together with the average yield on the interest-earning assets and the average cost of the interest-bearing liabilities for the periods presented.

	Six Months Ended June 30,
	2024			2023
	Average Outstanding Balance	Interest	Yield/Rate	Average Outstanding Balance	Interest	Yield/Rate
Interest-earning assets:
Loans (1)	$14,624,693	$434,802	5.98%	$13,980,015	$377,906	5.45%
Taxable securities	1,388,098	15,677	2.27	1,460,902	15,649	2.16
Nontaxable securities	395,246	5,042	2.57	421,052	5,189	2.49
Interest-bearing deposits and other	692,441	18,769	5.45	723,305	17,726	4.94
Total interest-earning assets	17,100,478	474,290	5.58	16,585,274	416,470	5.06
Noninterest-earning assets	1,770,464			1,856,383
Total assets	$18,870,942			$18,441,657
Interest-bearing liabilities:
Checking accounts	$5,497,080	$99,560	3.64%	$5,958,145	$80,836	2.74%
Savings accounts	523,952	389	0.15	683,321	173	0.05
Money market accounts	1,945,055	40,525	4.19	1,598,603	23,446	2.96
Certificates of deposit	4,320,318	107,284	4.99	2,115,827	35,950	3.43
Total deposits	12,286,405	247,758	4.06	10,355,896	140,405	2.73
FHLB advances	168,681	4,605	5.49	997,099	23,849	4.82
Other borrowings - short-term	193,170	5,158	5.37	39,743	1,344	6.82
Other borrowings - long-term	238,248	6,140	5.18	252,034	7,096	5.68
Junior subordinated debentures	54,674	2,450	9.01	54,476	2,247	8.32
Total interest-bearing liabilities	12,941,178	266,111	4.14	11,699,248	174,941	3.02
Noninterest-bearing demand accounts	3,351,407			4,191,141
Noninterest-bearing liabilities	245,426			181,000
Stockholders’ equity	2,332,931			2,370,268
Total liabilities and equity	$18,870,942			$18,441,657
Net interest income		$208,179			$241,529
Interest rate spread			1.44%			2.04%
Net interest margin (2)			2.45			2.94
Net interest income and margin (tax equivalent basis) (3)		$210,330	2.47		$243,604	2.96
Average interest-earning assets to interest-bearing liabilities			132.14			141.76
____________
(1) Average loan balances include nonaccrual loans.
(2) Net interest margins for the periods presented represent: (i) the difference between interest income on interest-earning assets and the interest expense on interest-bearing liabilities, divided by (ii) average interest-earning assets for the period.
(3) A tax-equivalent adjustment has been computed using a federal income tax rate of 21%.

Independent Bank Group, Inc. and Subsidiaries
Loan Portfolio Composition
As of June 30, 2024 and December 31, 2023
(Dollars in thousands)
(Unaudited)

Total Loans By Class
	June 30, 2024		December 31, 2023
	Amount	% of Total	Amount	% of Total
Commercial	$2,152,792	14.7%	$2,266,851	15.4%
Mortgage warehouse purchase loans	633,654	4.3	549,689	3.7
Real estate:
Commercial real estate	8,406,528	57.5	8,289,124	56.3
Commercial construction, land and land development	1,131,384	7.7	1,231,484	8.4
Residential real estate (1)	1,699,220	11.6	1,686,206	11.5
Single-family interim construction	427,678	2.9	517,928	3.5
Agricultural	110,416	0.8	109,451	0.7
Consumer	72,163	0.5	76,229	0.5
Total loans	14,633,835	100.0%	14,726,962	100.0%
Allowance for credit losses	(145,323)		(151,861)
Total loans, net	$14,488,512		$14,575,101
____________
(1) Includes loans held for sale of $12,012 and $16,420 at June 30, 2024 and December 31, 2023, respectively.

Independent Bank Group, Inc. and Subsidiaries
Reconciliation of Non-GAAP Financial Measures
Three Months Ended June 30, 2024, March 31, 2024, December 31, 2023, September 30, 2023 and June 30, 2023
(Dollars in thousands, except for share data)
(Unaudited)

		For the Three Months Ended
		June 30, 2024	March 31, 2024	December 31, 2023	September 30, 2023	June 30, 2023
ADJUSTED NET INCOME
Net Interest Income - Reported	(a)	$105,148	$103,031	$106,305	$109,049	$113,607
Provision for Credit Losses - Reported	(b)	—	(3,200)	3,480	340	220
Noninterest Income - Reported	(c)	13,433	12,870	10,614	13,646	14,095
(Gain) loss on sale of loans		—	(74)	—	7	7
(Gain) loss on sale of other real estate		—	(13)	1,797	—	—
Loss (gain) on sale and disposal of premises and equipment		11	—	22	56	(354)
Recoveries on loans charged off prior to acquisition		(57)	(5)	(64)	(279)	(13)
Adjusted Noninterest Income	(d)	13,387	12,778	12,369	13,430	13,735
Noninterest Expense - Reported	(e)	606,911	88,473	95,125	81,334	85,705
OREO impairment		—	(345)	(3,015)	—	(1,000)
FDIC special assessment		645	(2,095)	(8,329)	—	—
Goodwill and asset impairment		(518,000)	—	—	—	(153)
Acquisition expense (1)		(2,338)	—	(27)	(27)	(27)
Adjusted Noninterest Expense	(f)	87,218	86,033	83,754	81,307	84,525
Income Tax Expense - Reported	(g)	5,125	6,478	3,455	8,246	8,700
Net (Loss) Income - Reported	(a) - (b) + (c) - (e) - (g) = (h)	(493,455)	24,150	14,859	32,775	33,077
Adjusted Net Income (2)	(a) - (b) + (d) - (f) = (i)	$24,884	$26,001	$25,509	$32,624	$33,726

ADJUSTED PROFITABILITY (3)
Total Average Assets	(j)	$18,803,877	$18,938,008	$18,815,342	$18,520,600	$18,652,450
Total Average Stockholders' Equity	(k)	2,267,289	2,398,573	2,344,652	2,360,175	2,360,226
Total Average Tangible Stockholders' Equity (4)	(l)	1,353,313	1,356,042	1,299,026	1,311,417	1,308,368
Reported Return on Average Assets	(h) / (j)	(10.55)%	0.51%	0.31%	0.70%	0.71%
Reported Return on Average Equity	(h) / (k)	(87.53)	4.05	2.51	5.51	5.62
Reported Return on Average Tangible Equity	(h) / (l)	(146.65)	7.16	4.54	9.92	10.14
Adjusted Return on Average Assets (5)	(i) / (j)	0.53	0.55	0.54	0.70	0.73
Adjusted Return on Average Equity (5)	(i) / (k)	4.41	4.36	4.32	5.48	5.73
Adjusted Return on Tangible Equity (5)	(i) / (l)	7.40	7.71	7.79	9.87	10.34

EFFICIENCY RATIO
Amortization of other intangible assets	(m)	$2,953	$3,075	$3,106	$3,111	$3,111
Reported Efficiency Ratio	(e - m) / (a + c)	509.32%	73.68%	78.70%	63.75%	64.68%
Adjusted Efficiency Ratio	(f - m) / (a + d)	71.09	71.63	67.96	63.84	63.93
____________
(1) Prior to 2024, acquisition expenses include compensation related expenses for equity awards granted at acquisition. Second quarter 2024 includes merger-related expenses related to the announced merger with SouthState Corporation.
(2) Assumes an adjusted effective tax rate of 20.5%, 21.2%, 18.9%, 20.1%, and 20.8%, respectively. Second quarter 2024 normalized rate excludes the effect of nondeductible acquisition expenses and goodwill impairment charges.
(3) Quarterly metrics are annualized.
(4) Excludes average balance of goodwill and net other intangible assets.
(5) Calculated using adjusted net income.

Independent Bank Group, Inc. and Subsidiaries
Reconciliation of Non-GAAP Financial Measures
As of June 30, 2024, March 31, 2024, December 31, 2023, September 30, 2023 and June 30, 2023
(Dollars in thousands, except per share information)
(Unaudited)

Tangible Book Value & Tangible Common Equity To Tangible Assets Ratio

	As of the Quarter Ended
	June 30, 2024	March 31, 2024	December 31, 2023	September 30, 2023	June 30, 2023
Tangible Common Equity
Total common stockholders' equity	$1,897,083	$2,400,807	$2,402,593	$2,332,098	$2,353,042
Adjustments:
Goodwill	(476,021)	(994,021)	(994,021)	(994,021)	(994,021)
Other intangible assets, net	(44,532)	(47,485)	(50,560)	(53,666)	(56,777)
Tangible common equity	$1,376,530	$1,359,301	$1,358,012	$1,284,411	$1,302,244

Tangible Assets
Total assets	$18,359,162	$18,871,452	$19,035,102	$18,519,872	$18,719,802
Adjustments:
Goodwill	(476,021)	(994,021)	(994,021)	(994,021)	(994,021)
Other intangible assets, net	(44,532)	(47,485)	(50,560)	(53,666)	(56,777)
Tangible assets	$17,838,609	$17,829,946	$17,990,521	$17,472,185	$17,669,004
Common shares outstanding	41,376,169	41,377,745	41,281,919	41,284,003	41,279,460
Tangible common equity to tangible assets	7.72%	7.62%	7.55%	7.35%	7.37%
Book value per common share	$45.85	$58.02	$58.20	$56.49	$57.00
Tangible book value per common share	33.27	32.85	32.90	31.11	31.55